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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                  INVESCO ADVANTAGE MUNICIPAL INCOME TRUST II

An Annual Meeting ("Meeting") of Shareholders of Invesco Advantage Municipal Income Trust II (the "Trust") was held on August 2, 2013. The Meeting was held for the following purpose:

(1). Elect two Class II Trustees, one by the holders of Common Shares and the holders of Preferred Shares of the Trust voting together as a single class, and one by the holders of Preferred Shares of the Trust, voting separately, each of whom will serve for a three-year term or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                     Votes      Votes    Votes
Matter                                                For      Against  Abstain
------                                             ---------- --------- -------
(1). Wayne W. Whalen.............................. 39,145,682 1,753,092  18,154
     Linda Hutton Heagy/(P)/......................      2,310         0       0
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/(P)/   Election of Trustee by preferred shareholders only.